Exhibit 10.1

On September 14, 2020, the compensation committee of the board of directors of Applied Genetic Technologies Corporation (the “Company”) approved additional compensation to be provided to Mark Shearman, the Company’s chief scientific officer. This compensation accrues for the benefit of Dr. Shearman as an additional payment of $15,000 per month effective beginning on July 1, 2020 and continuing through the month in which the Company hires a chief medical officer (such month, the “Final Payment Month”).

The accrued payments are payable by the Company to Dr. Shearman on a quarterly basis, with the payment of the aggregate amount accrued during each fiscal quarter payable on the last business day of such quarter, subject to Dr. Shearman’s continued employment with the Company through and including such payment date. If the Final Payment Month is not the last month of a fiscal quarter, then the Company will pay any accrued but unpaid payments on the last business day of the Final Payment Month, subject to Dr. Shearman’s continued employment with the Company through and including such payment date.